EXHIBIT 99.5
WESTERN DIGITAL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
     Western Digital Corporation (“WDC”) acquired all of the outstanding common shares and stock purchase rights of Komag, Incorporated (“Komag”) in a cash transaction announced on June 28, 2007 and consummated on September 5, 2007. The transaction was structured as a cash tender offer by State M Corporation (“State M”), an indirect wholly-owned subsidiary of WDC, for all outstanding shares of Komag’s common stock, followed by a merger of State M and Komag whereby Komag became an indirect wholly-owned subsidiary of WDC and changed its name to WD Media, Inc. The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of WDC and Komag after giving effect to the acquisition of Komag by WDC (the “Merger”) using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.
     The unaudited pro forma condensed combined statements of operations for the fiscal year ended June 29, 2007 are presented as if the acquisition had occurred on July 1, 2006. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on June 29, 2007. You should read this information in conjunction with the:
•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	separate historical financial statements of WDC as of and for the fiscal year ended June 29, 2007, included in WDC’s annual report on Form 10-K for the fiscal year ended June 29, 2007;

•	separate unaudited historical financial statements of Komag as of and for the three and six-month periods ended July 1, 2007, included in the Komag quarterly report on Form 10-Q for the quarter ended July 1, 2007, which is incorporated by reference into this document;

•	separate historical financial statements of Komag as of and for the fiscal year ended December 31, 2006, included in the Komag annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into this document.
     The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that management believes are reasonable.
     The unaudited pro forma condensed combined financial statements do not include the effects of:
•	likely revenue attrition that will result in lower combined revenues during the initial quarters following the closing of the Merger;

•	anticipated operating efficiencies and cost savings after the first full year of integration;

•	future stock based compensation expense of approximately $12 million (see note 1 to the unaudited pro forma condensed combined financial statements).
     Pursuant to the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been allocated to assets acquired and liabilities assumed based on their respective fair values. WDC’s management has estimated the fair value of the intangible assets and tangible assets acquired and liabilities assumed. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed is recorded as goodwill.
     WDC and Komag have different fiscal year ends which end on the Friday closest to June 30 and the Sunday closest to December 31, respectively. As such, Komag’s historical results have been aligned to more closely conform to those of WDC. In addition, certain reclassifications have been made to Komag’s historical financial statements to conform to the presentation used in WDC’s historical financial statements. Such reclassifications had no effect on Komag’s previously reported net income.

WESTERN DIGITAL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 29, 2007
(in millions, except per share data)

		Four
	Year Ended	Quarters Ended
	June 29, 2007	July 1, 2007	Pro Forma			Pro Forma
	Western Digital	Komag	Adjustments			Combined
Revenue, net	$5,468	$948	$(356)	(a	)	$6,060
Cost of revenue	4,568	759	$(349)	(b	)	4,978

Gross margin	900	189	$(7)			1,082
Operating expenses:
Research and development	306	66	$17	(c	)	389
Selling, general and administrative	179	37	$(11)	(d	)	205

Total operating expenses	485	103	$6			594

Operating income	415	86	$(13)			488
Non-operating income:
Interest income	32	8	$—			40
Interest and other expense	4	2	$49	(e	)	55

Total non-operating income (expense)	28	6	$(49)			(15)

Income before income taxes	443	92	$(62)			473
Income tax benefit	(121)	(2)	$—			(123)

Net income	$564	$94	$(62)			$596

Income per common share:
Basic	$2.57					$2.72
Diluted	$2.50					$2.64

Weighted average shares outstanding:
Basic	219					219
Diluted	226					226
Explanatory notes appear in Note 2 below.

WESTERN DIGITAL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
June 29, 2007
(in millions)

	June 29, 2007	July 1, 2007	Pro Forma			Pro Forma
	Western Digital	Komag	Adjustments			Combined
ASSETS

Current assets:
Cash and cash equivalents	$700	$100	$(212)	(f	)	$588
Short-term investments	207	83	—			290
Accounts receivable, net	697	113	(58)	(g	)	752
Inventories	259	192	—			451
Advances to suppliers	63	—	(14)	(g	)	49
Other current assets	103	2	4	(h	)	109

Total current assets	2,029	490	(280)			2,239
Property and equipment, net	741	533	132	(i	)	1,406
Goodwill	—	—	71	(j	)	71
Other intangible assets, net	4	—	89	(k	)	93
Other non-current assets	127	18	105	(l	)	250

Total assets	$2,901	$1,041	$117			$4,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$882	$126	$(62)	(g	)	$946
Accrued expenses and other liabilities	163	20	45	(m	)	228
Accrued warranty	73	—	—			73
Customer advances	0	79	(14)	(g	)	65
Current portion of long-term debt	12	—	998	(n	)	1,010

Total current liabilities	1,130	225	967			2,322
Long-term debt	10	250	(250)	(o	)	10
Other liabilities	45	4	11	(p	)	60

Total liabilities	1,185	479	728			2,392

Shareholders’ equity	1,716	562	(611)	(q	)	1,667

Total liabilities and shareholders’ equity	$2,901	$1,041	$117			$4,059

Explanatory notes appear in Note 2 below.

1. BASIS OF PRO FORMA PRESENTATION
     On June 28, 2007, WDC and Komag entered into a definitive Merger agreement and announced the merger. The transaction was consummated on September 5, 2007 through a cash tender offer for all outstanding shares of Komag’s common stock and Komag became an indirect wholly-owned subsidiary of WDC. The transaction was accounted for using the purchase method of accounting.
     The unaudited pro forma condensed combined balance sheet is presented to give effect to WDC’s acquisition of Komag as if the transaction had been consummated on June 29, 2007. The statement of operations is presented as if the transaction had been consummated on July 1, 2006.
Preliminary Purchase Price Allocation
     The aggregate purchase price for Komag was $995 million, consisting of cash paid for outstanding shares, transaction fees, severance and other employee-related equity payments. The application of purchase accounting under SFAS No. 141, “Business Combinations” (“SFAS 141”), requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. The allocation process requires an analysis and valuation of acquired assets, including fixed assets, deferred tax assets, technologies, customer contracts and relationships, trade names and liabilities assumed, including contractual commitments and legal contingencies. The values assigned to certain acquired assets and liabilities are preliminary, and in accordance with SFAS 141 they may be adjusted as further information becomes available during the allocation period of up to 12 months from the date of the acquisition.
     Additional information that may become available subsequently and may result in changes in the values allocated to various assets and liabilities includes, but is not limited to, changes in the timing and actual number of employees terminated, unidentified claims from suppliers or other contingent obligations, the amounts required to settle them, the progress or outcomes of various litigation, and the value of deferred tax assets. Any changes in the values allocated to tangible and specifically identified intangible assets acquired and liabilities assumed during the allocation period may result in material adjustments to goodwill.
     WDC identified and recorded the assets, including specifically identifiable intangible assets, and liabilities assumed from Komag at their estimated fair values at September 5, 2007, the date of the acquisition, and allocated the residual value of approximately $84 million to goodwill.

Tangible assets acquired and liabilities assumed:
Cash and short-term investments	$130
Accounts receivable	114
Inventories	205
Other current assets	6
Property and equipment	667
Other non-current assets	123
Accounts payable	(130)
Accrued liabilities	(79)
Debt assumed	(248)
Other liabilities	(15)
Intangible assets	89
In-process research and development	49
Goodwill	84

Total	$995

Property, Equipment and Leasehold Improvements
     The plant and equipment acquired as part of the acquisition continues to be utilized and was valued at current replacement cost for similar assets. Land and buildings have been estimated at fair value on September 5, 2007, the date of the acquisition. The following table summarizes the estimated fair value of the property, plant and equipment acquired from Komag and their estimated useful lives:

		Estimated
	Estimated Fair	Weighted-Average
	Value	Useful Life
	(In millions)	(In Years)
Land leases	$17	36.8
Buildings and improvements	224	17.8
Equipment	426	5.0

Total property, plant and equipment	$667	10.3

Inventories
     Total inventories at September 5, 2007 included $205 million of inventory acquired through the acquisition, of which $11 million and $40 million represent finished goods and work-in-process, respectively. Finished goods and work-in-process were valued at estimated selling prices less costs of disposal, estimated reseller profit and costs to complete. In addition, total inventories at September 5, 2007 included $154 million in raw materials, primarily precious metals, acquired from Komag and is valued based on fair value at the date of the acquisition. Raw materials were valued at estimated replacement cost.
Identifiable Intangible Assets Acquired
     In accordance with SFAS 141, WDC identified intangible assets apart from goodwill if one of the following criteria was met: 1) the asset arises from contractual or other legal rights; or 2) the asset is capable of being separated or divided from the acquired enterprise and sold, transferred, licensed, rented, or exchanged, either individually or in conjunction with a related contract, asset, or liability. The recorded values and estimated useful lives of the intangibles acquired from Komag were:

	Estimated Fair	Weighted-Average
	Value	Useful Life
	(In millions)	(In Years)
Existing technology	$79	9.7
Customer substrate relationships	10	5.0

Total acquired identifiable intangible assets	$89	9.2

     Existing technology relates to Komag’s media and substrate products that have reached technological feasibility as well as a combination of Komag’s processes, patents, and trade secrets developed through years of experience in the design and production of their products. Existing technology was valued using the Excess Earnings Method under the Income Approach. This approach reflects the present value of projected cash flows that a market participant would expect to generate from these technologies less charges related to the contribution of other assets to those cash flows. The fair value of the existing technology is being amortized to Cost of Revenue over the weighted average useful life of 9.7 years.
     The fair value of customer substrate relationships was determined using the Excess Earnings Method under the Income Approach based on the estimated revenues to be derived from Komag’s customers. This approach reflects the present value of projected cash flows that a market participant would expect to generate from these customer substrate relationships less charges related to the contribution of other assets to those cash flows. The fair values of the customer substrate relationships are being amortized to Cost of Revenue over the weighted average useful life of five years.
In-Process Research and Development
     Komag had an in-process research and development project associated with technology for higher recording densities on advanced perpendicular recording media. The project is expected to incorporate significant changes in the magnetic structure of the media to achieve higher recording density. As these advanced products are not ready for commercial production and have no alternative future use, the development cost did not qualify for capitalization. Accordingly, WDC recorded $49 million as a charge to research and development expense at the time of the acquisition. Costs to complete the development of this technology are expected to approximate $5 million and are expected to utilize existing engineering personnel. The technology may be necessary to remain competitive with anticipated industry advances in areal recording densities for thin-film media. The in-process research and development was valued using the Excess Earnings Method under the Income Approach. This approach reflects the present value of projected cash flows that a market participant would expect to generate from these technologies less costs related to the contribution of other assets to those cash flows.
  Debt Assumed
     As a result of the acquisition, WDC assumed $250 million face value of additional debt in the form of Convertible Subordinated Notes issued by Komag on March 28, 2007. The original terms of the Notes have a maturity of April 1, 2014, and currently bear interest at an annual rate of 2.625%. In addition, the terms specify that upon the occurrence of a fundamental change of Komag (including a change of control) the Notes, at the request of the Note holder, must be repurchased for a value equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest through the Fundamental Change Purchase Date, which is December 5, 2007. Fair value of the debt was estimated to be $248 million, which represents the present value at current market interest rates considering the repayment date of December 5, 2007. Other terms of the debt which might otherwise impact its market value have been effectively eliminated due to the change of control provisions. There are no financial covenants or guarantees and there is no collateral associated with the Notes.
  Adverse/Favorable Leasehold Interests
     In accordance with the guidance in SFAS 141, WDC analyzed its contractual facility lease to determine the fair value of the leasehold interest. An adverse leasehold position exists when the present value of the contractual rental obligation is greater than the present value of the market rental obligation, and conversely for a favorable leasehold interest. WDC recorded a favorable leasehold interest aggregating $4 million and has been classified within Other Non-current Assets in the purchase price allocation table in this footnote. The $4 million will be amortized to Cost of Revenue and Operating Expenses over the remaining duration of the lease, which ends December 31, 2014.
  Recognition of Liabilities in Connection with Komag Acquisition
     Under EITF 95-3, “Recognition of Liabilities in Connection with a Business Combination”, WDC has accrued certain exit costs aggregating $33 million, which relate to employee severance and the cash payment for equity related liabilities due to the employment termination of Komag employees.
  Stock-Based Compensation
     In connection with the acquisition, each outstanding option to purchase shares of Komag’s common stock with an exercise price below $32.25 as of the date of the acquisition was converted into a right to receive $32.25 in cash less the exercise price of the option. In addition, each share of Komag restricted common stock granted on or before September 5, 2007 was converted into $32.25 per share in cash. These converted option and restricted stock awards are payable in cash according to their original vesting schedules. All shares of restricted stock and options remain subject to their original terms, including the terms and conditions of Komag’s Amended and Restated 2002 Qualified Stock Plan, the applicable restricted stock and option agreement and the Merger Agreement. As of September 5, 2007, the future expense for the converted Komag options and restricted stock awards is $12 million, which will be expensed based on individual award vesting terms between the date of acquisition and April 2010.

2. PRO FORMA ADJUSTMENTS
     The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations and the unaudited pro forma condensed combined balance sheet:
(a)	To eliminate revenue associated with purchases WDC made from Komag.

(b)	Adjustments to cost of revenue (in millions):

Year
Ended
June 29,
2007
To reduce cost of revenue associated with purchases WDC made from Komag	$(356)
To record the impact of an adjustment to conform the classification of the costs of new product introductions	(15)
To record the impact of an adjustment to conform the presentation of certain manufacturing plant level costs	7
To record the amortization of intangibles associated with the Merger	12
To increase depreciation expense to reflect the higher fair value over original net cost basis of depreciable fixed assets acquired	3

$(349)

(c)	Adjustments to research and development (in millions):

Year
Ended
June 29,
2007
To record the impact of an adjustment to conform the classification of costs of new product introductions	$15
To increase depreciation expense to reflect the higher fair value over original net cost basis of depreciable fixed assets acquired	2

$17

(d)	Adjustments to sales, general and administrative (in millions):

Year
Ended
June 29,
2007
To record the impact of an adjustment to conform the presentation of certain manufacturing plant level costs	$(7)
To eliminate Komag’s accrued non-recurring Merger related expenses	(4)

$(11)

(e)	Adjustments to interest and other expense (in millions):

Year
Ended
June 29,
2007
To record interest expense associated with new debt related to the Merger	$47
To record accretion of interest expense related to the fair value of the debt acquired from Komag	2

$49

(f)	Adjustments to cash and cash equivalents (in millions):

To record use of cash by WDC for the Merger	$208
To eliminate cash Komag received from WDC included in both company’s balance sheets due to differing fiscal quarter end dates	4

$212

(g)	To eliminate inter company balance sheet accounts between Komag and WDC.
(h)	To record current deferred tax asset as a result of the Merger
(i)	To record increase in property and equipment acquired from Komag to reflect fair value
(j)	To record the preliminary purchase price allocation to goodwill as though the acquisition had occurred on June 29, 2007
(k)	To record the preliminary purchase price allocation to intangible assets
(l)	Adjustments to other non-current assets (in millions):

To record non-current deferred tax asset as a result of the Merger	$108
To record fair value of facility lease	4
To eliminate Komag’s debt issuance costs	(7)

$105

(m)	Adjustments to accrued expenses and other liabilities (in millions):

To record severance and related costs and stock purchase rights assumed as part of the purchase price of the Merger	$33
To record accrual of Komag’s direct acquisition related costs	7
To record accrual of WDC’s direct acquisition related costs	5

$45

(n)	Adjustments to current portion of long-term debt (in millions):

To record WDC’s debt related to the Merger	$750
Komag’s convertible debt reclassified to short-term	250
To reduce Komag’s convertible debt to fair value	(2)

$998

(o)	To reclassify Komag’s convertible debt to short-term
(p)	Adjustments to other liabilities (in millions):

To record long-term tax liability	$14
To eliminate Komag’s deferred rent as part of the purchase price allocation	(3)

$11

(q)	Adjustments to shareholders’ equity (in millions):

To eliminate Komag’s shareholders’ equity	$562
To record immediate write-off of In Process Research & Development	49

$611

3. TAXES
     Upon the combination of the two companies, WDC expects that the companies’ respective U.S. entities would be taxed in the U.S. on a consolidated basis.   Due to utilization of net operating losses and tax holidays on earnings in foreign jurisdictions, there would be no impact to the historical tax provisions used in the pro forma condensed combined statement of operations.  As future income is expected from the combined U.S. entities, the Komag valuation allowance against deferred tax assets was released and credited to goodwill as of the acquisition date.  The gross value of the deferred tax assets, net of estimated tax liabilities has been reflected on the pro forma condensed combined balance sheet and not in the pro forma condensed combined statement of operations due to the non-recurring nature of this reduction in the valuation allowances.